                                                                    EXHIBIT 10.1

                                  Manpower Inc.
                            5301 North Ironwood Road
                           Milwaukee, Wisconsin 53217



                                 March 27, 2002




Mr. Terry A. Hueneke:

         This letter will confirm our agreement with respect to the termination of your full-time employment with Manpower Inc. (the "Corporation") and your continuing consulting relationship with the Corporation. We have agreed as follows:

         1. Termination of Full-Time Employment. Your employment with the Corporation continued through February 28, 2002 (the "Effective Date") on a full-time basis, at which time you terminated your full-time employment.

         2.       Consulting Services.

                  (a) Services. Beginning March 1, 2002, and continuing through February 28, 2003 or the later Extended Term Expiration Date (as defined below), if any, unless earlier terminated under Section 13 hereof (the "Consulting Period"), and subject to the limitations set forth herein, you shall act as a consultant and advisor to the Corporation in the capacity of a part-time employee and shall render such advice and assistance respecting the affairs and activities of the Corporation and its direct or indirect subsidiaries (collectively, the "Manpower Group") as any Senior Vice President of the Corporation, or other officer of equal or higher rank, may from time to time reasonably request, including the following:

                      (i) Transition Assistance to Successor Manager of North
                  America and Canada (Ms. Barbara Beck), including:

                          (A) Provide orientation training and assistance to
                      such successor during the first sixty (60) days of her employment; and

                          (B) Assist in transition of management of the
                      operations of the Manpower Group in the United States and Canada to such successor.

                      (ii) Assistance relating to Manpower Group Operations in
                  Central and South America, Japan, Australia and Asia, including:

                           (A) Have continuing management responsibility for
                      operations of the Manpower Group in each of these areas until a successor manager for such operations assumes such responsibility;

                           (B) Provide assistance in the search for one or more
                      successor manager(s) for such operations; and

                           (C) Provide assistance in transition of management of
                      the operations of the Manpower Group in each of the areas to the successor manager designated and retained by the Corporation for such area.

                  The expectation is that a successor(s) will be designated no later than July 31, 2002, and that the transition process will be completed no later than September 30, 2002.

         During the Consulting Period, you may engage in other activities, subject to your commitments and the restrictions set forth in this letter agreement. It is anticipated that you will generally not be required to work more than 30 hours per week nor more than 4 business days per week on average. At the end of the Consulting Period, your employment will terminate.

                  (b) Consulting Period. The Corporation shall have the right, which may be exercised by notice to you prior to the expiration of the initial term or the first extended term, as the case may be, of your part-time employment, to extend the term of your part-time employment to August 31, 2003 and then, if so extended, again to February 28, 2004 (the latest date to which your part-time employment is so extended being the "Extended Term Expiration Date").

         3. Certain 2002 Compensation. In connection with the termination of your full-time employment with the Corporation on the Effective Date, the Corporation will provide you with the following compensation and benefits:

                  (a) Salary. The Corporation will pay you your full base salary through the Effective Date at the rate now in effect.

                  (b) Incentive Bonus. The Corporation also will pay you as an incentive bonus for 2002 an amount equal to the product of (i) the incentive bonus which would have been payable to you determined applying the Incentive Bonus Formula specified in your Employment-Related Agreement based on the Operating Unit Profits for the fiscal year 2002 of the operating units listed on Exhibit A attached (instead of those specified in such formula) as if, for such purpose, your full-time employment with the Corporation had not terminated pursuant to this letter agreement and (ii) a fraction the numerator of which is 59, and the denominator of which is 365. Your incentive bonus for 2002 will be payable no later than on March 15, 2003. For purposes hereof, your "Employment-

         Related Agreement" means that letter agreement dated September 18, 1997, and that letter agreement dated February 23, 1998, each between the Corporation and you.

                  (c) Severance. The Corporation will make a lump sum severance payment to you no later than on April 1, 2002, calculated as follows:

                       (i)   Twice amount of base salary                       $  700,000

                       (ii)  Highest bonus paid in last 5 years (1997 bonus)      820,234
                                                                               ----------

                             Total                                             $1,520,234
                                                                               ==========

         4. Compensation for Consulting. In consideration of the consulting services to be performed by you pursuant hereto, and the noncompetition agreement and your other obligations set forth herein, the Corporation will pay you, during the period of March 1, 2002 through February 28, 2003, a salary (the "Consulting Fee") at the rate of $250,000 per year. The Consulting Fee shall be payable according to the standard payroll practices of the Corporation. In addition, you will be considered for a bonus, to be determined at the discretion of the Chief Executive Officer of the Corporation, attributable to your continuing management responsibility during such period for operations in Central and South America, Japan, Australia and Asia. Any such bonus will take into account the Incentive Bonus Formula specified in your Employment-Related Agreement applied to the Operating Unit Profit of such operations for which, during such period you continue to have management responsibility. If the Corporation exercises its right to extend the period of your part-time employment pursuant to Subsection 2(b) hereof, the compensation to be paid to you during any such extended period will be determined by mutual agreement.

         5. Expense Reimbursement. The Corporation shall reimburse you for any expenses incurred by you in the course of performing consulting services requested by the Corporation during the Consulting Period to the extent that such expenses are not otherwise paid or discharged by a third party, subject to your compliance with the guidelines or rules of the Corporation concerning expense reimbursement.

         6. Benefits.

                  (a) Insurance. You will continue to be covered under the Corporation's medical, dental, life, disability and other welfare benefit plans during the Consulting Period. Following the end of the Consulting Period, you will be treated as a grandfathered retiree under the Corporation's medical insurance and dental insurance plans and you will be eligible to continue participation in such plans on that basis in accordance with their terms from time to time in effect (including subject to the continuation of coverage for retirees); provided, however, that for the first eighteen months following the end of the Consulting Period, the Corporation shall bear the entire cost of such coverage.

                  (b) Deferred Stock Plan. The shares of the Corporation's common stock to which you are entitled under the Deferred Stock Plan of the Corporation will be distributed to you, in accordance with the terms of the Plan, on January 2 of the year


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         following the year in which your employment with the Corporation is completely terminated.

                  (c) Company Car. Until April 30, 2004, the Corporation shall continue to provide you with the use of the automobile that it provided to you as of the Effective Date on the same terms and conditions as then so provided. You shall have the right to purchase such automobile at April 30, 2004 and otherwise upon the terms and conditions of Paragraph 2(d) of the February 23, 1998 letter agreement included in your Employment-Related Agreement, which terms and conditions are hereby incorporated herein.

                  (d) Other. Except as otherwise provided in this letter agreement and except for any accrued benefits under company plans and any employee benefits provided by law, you shall not receive on or after the Effective Date any employee benefits or perquisites from the Corporation.

         7. Retirement Plan; Deferred Compensation Plan. Payment of your retirement benefits under the Manpower, Inc. Retirement Plan and the Manpower, Inc. Deferred Compensation Plan, payable in the forms provided by such plans, will begin at the time of your complete termination of employment, as provided in those plans. You will have the right to continue your participation in such plans until the end of the Consulting Period. In consideration of your agreement to continue employment hereunder and the detrimental effect of such continued employment upon your retirement benefits under such plans, the Corporation shall pay you the amount of $13,255 in a lump sum promptly after February 28, 2003, and in the event that your employment hereunder is extended beyond February 28, 2003, the Corporation shall make such similar supplemental payment as the Corporation and you then may agree upon.

         8. Nonqualified Savings Plan. You will have a right to continue your participation in the Manpower Inc. Nonqualified Savings Plan in accordance with its terms until the end of the Consulting Period. Payment to you of your accrued balance under such plan (in a lump sum or in installments based on the election you have in place) will be made, or will begin, at the time of your complete termination of employment, all as provided in the plan.

         9. Stock Options. The Corporation confirms the following with respect to the options you hold to purchase shares of the Corporation's Common Stock under the 1991 Executive Stock Option and Restricted Stock Plan, as amended (the "1991 Plan"), the Nonstatutory Stock Option Agreement thereunder executed as of December 30, 1993, the 1994 Executive Stock Option and Restricted Stock Plan and the three separate Nonstatutory Stock Option Agreements thereunder executed as of February 22, 1999, April 26, 1999 and July 20, 1999, respectively (the "Grant Documents"):

                  (a) Deemed Early Retirement. Your employment will not be considered to have terminated for purposes of determining your rights with respect to such options until the complete termination of your employment and, for purposes of determining the period of time for exercise of such options to the extent such options are or become exercisable upon your complete termination of employment, you will be deemed to have terminated "due to early retirement with the consent of the Committee."


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
                  (b) Acceleration of Vesting. To the extent such options do not or have not become exercisable in accordance with the Grant Documents and do not or have not lapsed in accordance with the Grant Documents because of a termination for "Cause" (as defined therein) or your earlier voluntary termination, they will become fully vested and exercisable at the end of the Consulting Period provided you have substantially performed and complied with your obligations under this letter agreement. We agree that the arrangements set out in this letter agreement will not give you a basis to terminate your employment for "Good Reason" under any of the Grant Documents.

         10. Noncompetition Agreement. During the Consulting Period, you will not directly or indirectly assist any competitor of the Manpower Group in any capacity. In addition, you will not at any time during the two-year period following the termination of the Consulting Period, either directly or indirectly:

                  (a) Contact any customer or prospective customer of the Manpower Group with whom you have had contact on behalf of the Manpower Group during the two-year period preceding the date of such termination or any customer or prospective customer about whom you obtained Confidential Information (as defined below) in connection with your employment by the Manpower Group during such two-year period so as to cause or attempt to cause such customer or prospective customer of the Manpower Group not to do business or to reduce such customer's business with the Manpower Group or divert any business from the Manpower Group.

                  (b) Provide services or assistance of a nature similar to the services provided to the Manpower Group during the term of your full-time and/or part-time employment with the Manpower Group to any entity engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Manpower Group conducts business as of the date when the Consulting Period terminates which has, together with its affiliated entities, annual revenues from such business in excess of US $500,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such two-year period would permit you to use unfairly your close identification with the Manpower Group and the customer contacts you developed while employed by the Manpower Group and would involve the use or disclosure of Confidential Information pertaining to the Manpower Group.

         11. Nondisclosure and Nonsolicitation Agreement. You will not, directly or indirectly, at any time during the Consulting Period or during the two-year period following the termination of the Consulting Period:

                  (a) Use for yourself or others, or disclose to others, any Confidential Information, whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (i) you first secure written consent of the Corporation to such disclosure or use, (ii) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure. "Confidential Information" shall mean all business information (whether or not in written form) which relates to the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information and supplier lists. This obligation will not be construed to in any way limit the Manpower Group's rights to protect confidential information which constitute trade secrets under applicable trade secrets law during the Consulting Period , the two-year period stated above or even after such two-year period. You agree that upon the termination of the Consulting Period, you will promptly surrender to the Corporation any documents, materials, or computer on electronic records containing any Confidential Information which are in your possession or under your control.

                  (b) Induce, solicit, entice or procure any person now employed or hereafter employed, during the term of your full-time and/or part-time employment with the Manpower Group, by any company within the Manpower Group to leave such employment so as to accept employment elsewhere, unless such person shall have ceased to be an employee thereof not less than three months prior to any such inducement, solicitation, enticement or procurement.

         12.      Injunction; Forfeiture.

                  (a) You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 10 or 11 hereof. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you.

                  (b) Notwithstanding Section 4 hereof in the event of your breach of any of the restrictions imposed by Sections 10 or 11 hereof, in addition to any other remedies and damages available by the Corporation, the Corporation shall have the right to terminate payments of Consulting Fees.

         13. Termination of Consulting Period. The Consulting Period shall terminate prior to February 28, 2003 or the Extended Term Expiration Date, as the case may be, upon the occurrence of any of the following:

                  (a) Death. The Consulting Period shall terminate upon your death.

                  (b) Disability. If you become physically or mentally disabled (regardless of whether such illness or injury is job related) so as to become unable, for a total of one hundred eighty days within any one year period during the Consulting Period, to perform your duties hereunder when requested, the Corporation may, at its option, terminate the Consulting Period.

                  (c) Cause. The Corporation may terminate the Consulting Period for "Cause." As used in this Agreement, "Cause" shall include (i) your willful and continued failure to substantially perform your duties with the Corporation after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a basis consistent with your part-time status within ten days after receiving such demand, (ii) your willful engaging in conduct which is demonstrably and materially injurious to the Manpower Group, monetarily or otherwise, (iii) any dishonest or fraudulent conduct which results or is intended to result in gain to you or your personal enrichment at the expense of the Manpower Group, (iv) your conviction of a felony, misdemeanor or criminal offense, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction which impairs your ability substantially to perform your duties with the Corporation, or (v) your violation of any covenant restricting competition with any member of the Manpower Group or restricting the use and/or disclosure of confidential information of any member of the Manpower Group, including any of the covenants set forth in Sections 10 and 11 hereof.

         14. Non-Disparagement. You agree that you, and the Corporation agrees that it, shall not at any time engage in any form of conduct, or made any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of, in the case of you, Manpower Released Persons (as defined below) and, in the case of the Corporation, Your Released Parties (as defined below); provided that, nothing contained herein shall preclude either party from providing truthful testimony pursuant to subpoena or other legal process, or in the course of any proceeding that may be commenced for purposes of enforcing this Agreement.

         15.      Release of Claims.

                  (a) Release of Claims by You. As further consideration for the benefits and payments to you as described in this letter (which you acknowledge to be greater, in their totality, than any benefits due you absent the commitments being made by the Corporation in this letter), you hereby irrevocably and unconditionally release, waive, and fully and forever discharge all companies within the Manpower Group and their past and current agents, servants, officers, directors, stockholders, attorneys, and employees and their respective successors and assigns (collectively, the "Manpower Released Parties") from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of any agreement, act, omission, occurrence, transaction or matter up to and including the date you sign this letter confirming your agreement to its terms as provided below, including, without limitation, any and all claims relating to or arising out of your employment by the Manpower Group and also including any claim that might arise regarding our agreement set forth above providing for your continuation of full-time employment until February 28, 2002, your reduction to part-time employment commencing March 1, 2002, and your eventual termination of employment on February 28, 2003 or the later Extended Terms Expiration Date, if any. This release of claims includes, but is not limited to, any claims or remedies arising under or affected by the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended, the Americans With Disabilities Act, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, the Wisconsin Fair Employment Act, as amended, the Wisconsin Family and Medical Leave Act, or any other local, state or federal laws, whether statutorily codified or not, or any claim arising in contract or in tort. You agree to give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against any of the Manpower Released Parties regarding the matters released in this Subsection 15(a).

                  (b) Release of Claims by the Manpower Group. As further consideration for the agreements being made by you as provided in this letter, the Corporation, on behalf of all companies within the Manpower Group, hereby irrevocably and unconditionally releases, waives, and fully and forever discharges you and your successors and assigns (collectively, "Your Released Parties") from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of any agreement, act, omission, occurrence, transaction or matter up to and including the date you sign this letter confirming your agreement to its terms as provided below.

                  (c) Scope of Release. Nothing in the waivers or releases set forth in this letter shall be construed to constitute any release or waiver by you of any rights or claims against the Corporation, or by the Corporation against you, arising under this letter.

                  (d) Waiver of Reinstatement. You waive any and all rights to reinstatement to full-time employment, and hereby agree not to reapply for full-time employment with any company in the Manpower Group.

                  (e) Representations. You represent and warrant to the Corporation that: (i) BY SIGNING THIS LETTER TO CONFIRM YOUR AGREEMENT, YOU UNDERSTAND THAT YOU HEREBY WAIVE AND RELEASE ANY AND ALL RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, ITS STATE LAW EQUIVALENT AND ALL OTHER CLAIMS AGAINST THE CORPORATION ARISING UP TO AND INCLUDING THE DATE YOU SIGN THIS LETTER, AND ANY CLAIM ARISING FROM YOUR RESIGNATION FROM FULL-TIME EMPLOYMENT,
         (ii) you have executed this letter to confirm your agreement on the date set forth below your name on the signature page hereof, (iii) you have carefully read this letter, you know and understand its contents, you signed this letter freely and voluntarily, and you intend to be bound by it, and (iv) you are not relying on any representations, statements, or promises whatsoever of the Corporation or anyone else, other than as set forth in this letter, as an inducement to execute this letter.

                  (f) No Admission. Nothing in this letter shall be deemed an admission by you or any company in the Manpower Group of liability or wrongdoing of any nature.

         16.      Execution and Revocation Rights.

                  (a) Execution. You have the right to sign this letter, confirming your agreement, any time within twenty-one (21) calendar days following receipt of the letter.

                  (b) Revocation. Following the date you sign, you have the right to revoke the agreement reflected by this letter at any time within seven (7) calendar days of your signing it, not including the date of your signing (the "Revocation Period"). Any notice of revocation shall be deemed effective when it is deemed to have been given as provided below. Our agreement as reflected by this letter will not become effective or enforceable until the Revocation Period has expired. If you give a notice of revocation during the Revocation Period, this agreement reflected by this letter will be null and void, all rights and claims of the parties which would have existed, but for the execution of this letter, will be restored.

         17. Support Services; Indemnity. The Corporation shall provide you with all reasonably necessary equipment and support personnel including, without limitation, a secretary, needed by you to perform the consulting services as described in Subsection 2(a) hereof during the Consulting Period. You will continue to be indemnified by the Corporation in connection with your prior duties as an officer of the Corporation to the same extent that officers and former officers are entitled to such indemnification.

         18. Successors; Binding Agreement. This letter agreement will be binding on any successor of the Corporation and will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you or while any benefits would still be due to you and/or your eligible dependents hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter to your estate.

         19. Notices. Any notice required or permitted to be given or made hereunder shall be sufficient if, and occur when, hand delivered, mailed postage prepaid, sent by prepaid express or courier service or sent by facsimile transmission and actually received, to the party to receive such notice at its address set forth beneath its signature hereto or to such changed address as such party shall designate by proper notice to the other.

         20. Previous Agreement. This letter, upon acceptance by you, expressly supersedes any and all previous agreements or understandings relating to your employment by the Corporation or termination of employment, including, but not limited to, your Employment-

Related Agreement, and all such agreements and understandings shall, as of March 1, 2002, have no further force and effect.

         21. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, that this Section 21 shall not be interpreted to contemplate any "blue-penciling" or reformation of the restrictions imposed under Sections 10 or 11 hereof.

         22. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

         23. Withholding. The amounts payable to you hereunder are stated before deductions, if any, required to be made by the Corporation under applicable law.

         THIS LETTER WAIVES LEGAL CLAIMS AGAINST THE CORPORATION, INCLUDING POTENTIAL AGE DISCRIMINATION AND OTHER CLAIMS. YOU ARE ADVISED TO CONSULT YOUR OWN ATTORNEY PRIOR TO SIGNING THE DOCUMENT. YOU HAVE TWENTY-ONE (21) DAYS TO SIGN THIS LETTER. YOU CAN REVOKE YOUR ACCEPTANCE AS PROVIDED IN THIS LETTER. YOUR DECISION TO SIGN THIS LETTER MUST BE KNOWING AND VOLUNTARY.

                                                 Sincerely,

                                                 MANPOWER INC.



                                                 By:  /s/ Jeffrey A. Joerres
                                                      --------------------------
                                                 Address for Notice:
                                                 5301 North Ironwood Road
                                                 Milwaukee, WI  53217
                                                 Attn: President

Agreed this 28th day of March, 2002.


/s/ Terry A. Hueneke
---------------------------------------
Terry A. Hueneke

Address for Notice:

855 West County Line Road
Milwaukee, Wisconsin  53271

                                                                       EXHIBIT A

                                 OPERATING UNITS

                                 United States
                                 Canada
                                 Australia
                                 Mexico
                                 Argentina
                                 Brazil
                                 Columbia
                                 Peru
                                 Uruguay
                                 Venezuela
                                 South American Region
                                 Caribbean Region
                                 New Zealand
                                 Japan
                                 Far East Region
                                 Costa Rica
                                 El Salvador
                                 Guatemala
                                 Honduras
                                 Panama
                                 China
                                 Hong Kong
                                 India
                                 Korea
                                 Malaysia
                                 Philippines
                                 Singapore
                                 Southeast Asia Region
                                 Taiwan
                                 Thailand